Exhibit 4.6

AMENDMENT TO CONVERTIBLE PROMISSORY NOTES

This Amendment to Convertible Promissory Notes (this “Amendment”) is made and entered into as of August 13, 2015 (the “Effective Date”), by and between T1Visions, Inc., a Delaware corporation (the “Company”), and xxxxxxxxxxx (the “Holder”).

WITNESSETH:

WHEREAS, the Company previously issued to the Holder (i) a Convertible Promissory Note dated September 27, 2013 (the “2013 Note”) and (ii) a Convertible Promissory Note dated March 10, 2014 (the “2014 Note” and, together with the 2013 Note, the “Notes”);

WHEREAS, the Company has requested that the Holder enter into a subordination agreement with Square 1 Bank, and the Holder may enter into other subordination agreements in favor of the Company’s senior lenders from time to time; and

WHEREAS, the Company and the Holder desire to amend the Notes in connection with the execution by the Holder of a subordination agreement in favor of Square 1 Bank.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which hereby is acknowledged, the parties hereto agree as follows:

1. Amendment of 2013 Note. The first sentence in Section 5(b) of the 2013 Note is hereby amended and restated in its entirety as follows:

“(b) Optional Conversion. At any time prior to the date (such date, the “Conversion Deadline”) six months following the achievement of the Note Conversion Milestones, the principal and unpaid accrued interest of this Note may be converted, at the option of the Lender, in whole or in part, into shares of the Company’s Series B Preferred Stock; provided, however, that if at the time of the Conversion Deadline the Lender is subject to a subordination agreement in favor of a creditor of the Company that restricts payments of principal and interest under this Note, then the Conversion Deadline shall automatically be extended until 30 days after the date on which the Lender is no longer restricted under a subordination agreement from receiving payments of principal and interest under this Note.”

2. Amendment of 2014 Note. The first sentence in Section 5(b) of the 2014 Note is hereby amended and restated in its entirety as follows:

“(b) Optional Conversion. At any time prior to the date (such date, the “Conversion Deadline”) six months following the achievement of the Note Conversion Milestone, the principal and unpaid accrued interest of this Note may be converted, at the option of the Lender, in whole or in part, into shares of the Company’s Series B Preferred Stock; provided, however, that if at the time of the Conversion Deadline the Lender is subject to a subordination agreement in favor of a creditor of the Company that restricts payments of principal and interest under this Note, then the Conversion Deadline shall automatically be extended until 30 days after the date on which the Lender is no longer restricted under a subordination agreement from receiving payments of principal and interest under this Note.”

3. Effect of Amendment. Except as expressly amended hereby, the Notes shall be and remain in full force and effect.

4. Governing Law. This provisions of this Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without reference to conflict of law provisions.

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IN WITNESS WHEREOF, the parties hereto cause this Amendment to be duly executed and effective as of the Effective Date.

THE COMPANY:

T1VISIONS, INC.

By:
Mike Feldman~~,~~ President

HOLDER:

By:
Title:

Amendment lo Convertible Promissory Notes

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